Exhibit 99.1




For Release at 4:30 PM EDT on Tuesday, May 6, 2008

                    Gasco Energy Announces First Quarter 2008
                        Financial and Operational Results

     -    Record Cash Flow From Operations

     -    Record Oil & Gas Sales

     -    Mancos Shale Operations Update Provided

DENVER, May 6 /PRNewswire-FirstCall/ -- Gasco Energy (Amex: GSX - News) today reported its financial and operating results for the quarter ended March 31, 2008.

Financial Results
For the first quarter 2008, Gasco reported a net loss attributable to common shareholders of $4.4 million, or $0.04 per share, as compared to $0.2 million, or breakeven results of $0.00 per share, for the same period in 2007. All per-share figures are basic and diluted. Included in the first quarter 2008 results are derivative losses of $6.4 million attributed to hedge effect which is discussed below. Excluding the effect of unrealized derivative losses, a non-GAAP measure, Gasco would have posted net income of $1.5 million or $0.01 per share. The Company did not hedge its volumes in the comparable period in 2007.

The Company reported record oil and gas sales for the first quarter 2008 of $8.5 million as compared to $5.9 million for the same period in 2007. The increase in oil and gas sales during the first quarter 2008 is attributed to higher prices received for sales of the Company's natural gas and oil volumes and to greater oil and gas sales volumes during the quarter. Gathering revenues from Gasco's midstream assets were also a Company-record $0.9 million for the first quarter 2008 as compared to $0.5 million in the prior-year period. Greater throughput of third-party natural gas volumes contributed to the rise in gathering revenue. Total revenues for the first quarter were $3.4 million, as compared to $6.4 million in the first quarter 2007. The decrease in total revenues is attributed to the derivative loss.

Gasco's average realized gas price was $7.19 per thousand cubic feet of natural gas (Mcf) for the first quarter of 2008, including the effect of hedges, compared to $5.47 per Mcf for the first quarter of 2007. The Company's risk management activities decreased its average gas price by $0.42 per Mcf during the first quarter of 2008. Prior to the impact of hedges, the Company's average price received for its natural gas production during the first quarter of 2008 was approximately $7.61 per Mcf as compared to $5.47 in the prior-year period. The Company did not hedge its volumes in the comparable period in 2007.

The average realized oil price was $75.28 per barrel for the first quarter of 2008, up from $45.38 per barrel for the first quarter of 2007. Gasco does not hedge its crude oil volumes.


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

Unit Cost Comparisons - LOE / DD&A / G&A
Lease operating expense (LOE) for the first quarter increased to $1.3 million from $0.6 million in the same period in 2007. On a per-unit basis, LOE was at $1.17 per thousand cubic feet of natural gas equivalent (Mcfe) in the first quarter 2008, as compared to $0.57 per Mcfe in the year-ago period. The increase in LOE quarter-over-quarter is attributed to increased operating expenses and production taxes primarily due to the increase in natural gas prices as well as an increase in the number of producing wells. Additionally, Gasco engineers are using a more active wellbore treatment program to inhibit scale build-up and improve rates, which contributed to LOE.

With unprecedented crude oil prices, Gasco recently embarked on a Green River oil producer workover program to help improve production from this inventory of wells which it acquired from Dominion in 2006. By comparison, LOE unit costs were down by $0.19 per Mcfe in the first quarter of 2008, as compared to the fourth quarter of 2007.

Depletion, depreciation and amortization (DD&A) was $2.4 million for the first quarter 2008, as compared to $2.3 million for the same period in 2007. On a per-unit basis, DD&A for the first quarter 2008 was $2.25 per Mcfe, as compared to $2.22 in the 2007 period.

The Company reported general and administrative expense (G&A) of $2.2 million in the first quarter 2008 versus $2.3 million in the same period in 2007. On a per-unit basis, total G&A for first quarter 2008 was $2.02 per Mcfe, as compared to $2.21 per Mcfe for the same period in 2007. G&A expense for the first quarter 2008 includes $0.7 million of non-cash, stock-based compensation expense, or, on a per-unit basis, $0.67 per Mcfe, as compared to the prior-period total of $1.0 million, or $0.91 per Mcfe. Gathering operations expense increased to $0.7 million from $0.4 million in the first quarter 2007.

Gasco's total assets at March 31, 2008 were $125.6 million, as compared to $122.5 million at year-end 2007. Net cash provided by operating activities for the first quarter 2008 was a Company-record $5.9 million, as compared to $1.7 million in the same period in 2007. Cash and investments were $2.4 million at March 31, 2008. Also at March 31, 2008, the Company had $12 million drawn on its $250 million reserve-based revolving line of credit with JPMorgan, of which $45 million is currently available for borrowing.

Quarterly Production
Cumulative net production for the quarter ended March 31, 2008 was 1,085 MMcfe, an increase of 3% from the prior-year net production of 1,051 MMcfe.

Operations Update & Subsequent Events

Mancos Update
In its Mancos program, Gasco has one Full Mancos producer and has drilled 10 wells to the Upper Mancos. Of these 10 wells, four are currently producing, two are flowing back frac fluid, and four are awaiting completion. Gasco is currently drilling an additional Upper Mancos well and a Mancos/Dakota deep test.


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


----------------------------------------------------------------------------------------------------------------------------
                                  Gasco Energy
                             Mancos Shale Well Data
----------------------------------------------------------------------------------------------------------------------------
                                       Initiated           24-hour Initial
             Well                      Completion           Flow Rate                      Comment
-------------------------------- ----------------------- ---------------- --------------------------------------------------
                                                                          Full Mancos; added BH and Mv on 2/11/08,
Federal 14-31                           6/25/07            1.132 MMcf     commingled production
-------------------------------- ----------------------- ---------------- --------------------------------------------------
Federal 21-19                           10/23/07           1.764 MMcf     Upper Mancos
-------------------------------- ----------------------- ---------------- --------------------------------------------------
Federal 32-20                           10/23/07           0.200 MMcf     Only 300' of Upper Mancos drilled
-------------------------------- ----------------------- ---------------- --------------------------------------------------
State 21-32b                            3/25/08            0.934 MMcf     Upper Mancos
-------------------------------- ----------------------- ---------------- --------------------------------------------------
SW Federal 12-25                         4/7/08            1.495 MMcf     Upper Mancos
-------------------------------- ----------------------- ---------------- --------------------------------------------------
State 21-32a                            4/15/08            Cleaning up    Upper Mancos / BH commingled
-------------------------------- ----------------------- ---------------- --------------------------------------------------
SW Federal 32-25                        4/22/08            Cleaning up    Upper Mancos / Spring Canyon commingled
-------------------------------- ----------------------- ---------------- --------------------------------------------------
Federal 34-30                     Awaiting completion          --         Upper Mancos
-------------------------------- ----------------------- ---------------- --------------------------------------------------
Lamb Trust 12-23                  Awaiting completion          --         Upper Mancos
-------------------------------- ----------------------- ---------------- --------------------------------------------------
SW Federal 23-26                  Awaiting completion          --         Upper Mancos
-------------------------------- ----------------------- ---------------- --------------------------------------------------
Federal 14-19                     Awaiting completion          --         Recently reached TD in Upper Mancos
-------------------------------- ----------------------- ---------------- --------------------------------------------------
Federal 32-19                           Drilling               --         Drilling ahead to Upper Mancos
-------------------------------- ----------------------- ---------------- --------------------------------------------------
GC State 23-16                          Drilling               --         Rig on down time; Mancos / Dakota test
-------------------------------- ----------------------- ---------------- --------------------------------------------------


Riverbend Area
The Company is currently drilling below 9,500 feet in the Federal 32-19 (GSX-operated - 33.33% WI) and recently reached total depth of 14,960 feet on the Federal 14-19 (GSX-operated - 33.33% WI).

Gate Canyon Area
The Gate Canyon State 23-16 (GSX-operated - 25% WI), a Mancos/Dakota deep test, is currently 2,000 feet below the top of the Mancos Formation, at a depth of approximately 13,550 feet. The drilling rig is on "down time" while the drilling contractor addresses mechanical issues with the rig. Gasco is not responsible for the day-rate charges until the mechanical issues are resolved. Gasco has not received an estimated time at which drilling will recommence. The well was drilled with numerous gas shows and associated flares in the target intervals. The well's proposed total depth is 16,500 feet.

Gasco originally estimated that the well would reach total depth in early May, which it believes would have achieved were it not for the rig problems.

Other
The Company is currently documenting a commitment for a financial partner to take 25% of Gasco's working interest in a 10-well Mancos shale drilling program. Gasco continues to work with its partner NFR Energy to take up to 41.7% of Gasco's working interest in the program.

The Riverbend Environmental Impact Statement (EIS) is progressing. The Draft EIS is anticipated to be available for public comment in the coming months and is a top priority for Gasco.

Gasco is currently in the process of completing an update of its 3P and Resource report. It expects the results to be available during the second quarter of 2008. Netherland Sewell & Associates, Inc. Gasco's independent reserve engineering firm, is preparing the evaluation.

Management Comment
Commenting on the first quarter operations and results, Gasco President and CEO Mark Erickson said: "The first quarter was a great start for the year. We demonstrated record cash flow from operations. We are currently producing at record daily rates averaging 31.4 MMcf gross and 14.4 MMcf net production during April 2008. Rockies producers continue to enjoy robust commodity prices for this time of year.

"We are encouraged with the results from our Mancos completion program which have demonstrated high initial flow rates with strong flowing pressures. We have made important technological advances with our Mancos completion designs, although there is still much to learn on how to best stimulate the over-pressured interval. Early data, including mud log shows and flares from the Gate Canyon well, indicates potential in each of our historical producing uphole intervals in addition to the Mancos. We are looking forward to evaluating the deeper potential pay zones including the Dakota, which has proven successful for other Uinta operators.

"We are more firmly committed to the long-term potential of our large acreage position in the Uinta Basin. We are focused during the remainder of 2008 and beyond to best position the Company to define and capture its leasehold value as highlighted by recent Uinta Basin M&A activity."

Conference Call
A conference call with investors, analysts and other interested parties is scheduled for 11:00 a.m. EDT on Wednesday, May 7, 2008 to discuss first quarter 2008 financial and operating results. You are invited to listen to the call which will be broadcast live over the Internet at www.gascoenergy.com.

    Date:         Wednesday, May 7, 2008

    Time:         11:00 a.m. EDT
                  10:00 a.m. CDT
                   9:00 a.m. MDT
                   8:00 a.m. PDT

    Call:         (866) 392-4171 (US/Canada) and (706) 634-6345 (International),
                  Passcode: 44571302

    Internet:     Live and rebroadcast over the Internet:  log on to
                  http://www.gascoenergy.com or to
                  http://www.videonewswire.com/event.asp?id=47896

    Replay: Available through Sunday, May 11, 2008 at (800) 642-1687 (US/Canada) and (706) 645-9291 (International) using passcode 44571302 and for 30 days at http://www.gascoenergy.com

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming. To learn more, visit http://www.gascoenergy.com.

SOURCE Gasco Energy, Inc.
         Audio:  http://www.videonewswire.com/event.asp?id=47896

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming. To learn more, visit http://www.gascoenergy.com.

Forward-looking Statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding Gasco's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of Gasco, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause Gasco's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those Gasco expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in Item 1. of the Company's 2007 filing on Form 10-K filed with the Securities and Exchange Commission on March 4, 2008.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

         [Financial and Operational Tables Accompany this News Release]

             The notes accompanying the financial statements are an
                   integral part of the consolidated financial
                statements and can be found in Gasco's filing on
                          Form 10-Q dated May 6, 2008.




                               GASCO ENERGY, INC.
                           CONSOLIDATED BALANCE SHEETS
                                   (Unaudited)


                                                                              March 31,          December 31,
                                                                                  2008              2007
ASSETS

CURRENT ASSETS
  Cash and cash equivalents                                                    $2,412,332            $1,843,425
  Accounts receivable
     Joint interest billings                                                    4,724,037             5,639,174
     Revenue                                                                    4,552,178             3,872,959
  Inventory                                                                     2,428,328             1,160,325
  Prepaid expenses                                                                219,099               327,030
                                                                              -----------           -----------
          Total                                                               14,335,974            12,842,913
                                                                              -----------           ----------
PROPERTY, PLANT AND EQUIPMENT, at cost
  Oil and gas properties (full cost method)
     Proved mineral interests                                                 220,362,367           215,273,593
     Unproved mineral interests                                                40,409,506            41,644,348
  Wells in progress                                                             1,202,792             1,058,727
  Gathering assets                                                             15,832,449            15,708,353
  Facilities and equipment                                                      9,739,600             9,680,010
  Furniture, fixtures and other                                                   295,264               284,791
                                                                             ------------           -----------
           Total                                                              287,841,978           283,649,822
  Less accumulated  depletion, depreciation, amortization and impairment    (178,453,713)         (175,973,720)
                                                                            -------------         -------------
           Total                                                             109,388,265           107,676,102
                                                                             ------------          -----------
OTHER ASSETS
  Deposit                                                                         139,500               139,500
  Deferred financing costs                                                      1,723,716             1,853,274
                                                                                ---------             ---------
           Total                                                                1,863,216             1,992,774
                                                                                ---------             ---------
TOTAL ASSETS                                                                 $125,587,455         $ 122,511,789
                                                                             ============         =============








             The notes accompanying the financial statements are an
             integral part of the consolidated financial statements
              and can be found in Gasco's filing on Form 10-Q dated
                                  May 6, 2008.



                               GASCO ENERGY, INC.
                     CONSOLIDATED BALANCE SHEETS (continued)
                                   (Unaudited)

                                                                             March 31,             December 31,
                                                                               2008                     2007

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
  Accounts payable                                                           $ 7,700,952            $13,206,767
  Revenue payable                                                              2,856,872              1,477,268
  Advances from joint interest owners                                          6,770,930              5,718,234
  Derivative instruments                                                       4,571,404                343,759
  Accrued interest                                                             1,760,594                844,094
  Accrued expenses                                                               487,000                583,000
                                                                             -----------             ----------
           Total                                                             24,147,752              22,173,122
                                                                             -----------             ----------
NONCURRENT LIABILITIES
   5.5% Convertible Senior Notes                                              65,000,000             65,000,000
   Long-term debt                                                             12,000,000              9,000,000
   Derivative instruments                                                      1,705,537                      -
   Asset retirement obligation                                                 1,053,739              1,030,283
   Deferred rent expense                                                          56,838                 60,593
                                                                              ----------             ----------
       Total                                                                  79,816,114             75,090,876
                                                                              ----------             ----------
STOCKHOLDERS' EQUITY
  Series B Convertible Preferred stock - $0.001 par value; 20,000 shares
    authorized; zero shares outstanding                                                -                      -
  Common stock - $.0001 par value; 300,000,000 shares authorized;
    107,304,119 shares issued and 107,230,419 outstanding as of
    March 31, 2008 and 107,290,471 shares issued and 107,216,771
    outstanding as of December 31, 2007                                           10,730                 10,729
  Additional paid-in capital                                                 215,880,185            215,094,271
  Accumulated deficit                                                      (194,137,031)          (189,726,914)
  Less cost of treasury stock of 73,700 common shares                          (130,295)              (130,295)
                                                                             -----------             ----------
           Total                                                             21,623,589              25,247,791
                                                                             -----------             ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                $ 125,587,455           $ 122,511,789
                                                                          =============-          =============







             The notes accompanying the financial statements are an
             integral part of the consolidated financial statements
              and can be found in Gasco's filing on Form 10-Q dated
                                  May 6, 2008.



                               GASCO ENERGY, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)


                                                                    Three Months Ended
                                                                        March 31,
                                                         -------------------------------------------
                                                                   2008                       2007
REVENUES
  Gas                                                         $ 7,897,480              $  5,471,938
  Oil                                                             587,637                   380,767
  Gathering                                                       908,356                   486,666
  Rental income                                                   362,250                         -
  Derivative losses                                           (6,372,452)                         -
  Interest income                                                  15,222                   100,360
                                                                ---------                 ---------
          Total                                                 3,398,493                 6,439,731
                                                                ---------                 ---------
OPERATING EXPENSES
  Lease operating                                               1,266,727                   596,262
  Gathering operations                                            656,499                   354,720
  Depletion, depreciation, amortization and accretion           2,449,802                 2,336,118
  General and administrative                                    2,188,033                 2,326,077
  Interest expense                                              1,247,549                 1,002,728
                                                                ---------                 ---------
           Total                                                7,808,610                 6,615,905
                                                                ---------                 ---------
NET LOSS                                                    $ (4,410,117)               $ (176,174)
                                                            =============               ===========

NET LOSS PER COMMON SHARE - BASIC AND DILUTED               $      (0.04)                $   (0.00)
                                                             =============                ==========
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
      BASIC AND DILUTED                                       106,903,548                85,734,095
                                                              ===========                ==========













             The notes accompanying the financial statements are an
           integral part of the consolidated financial statements and can be found in Gasco's filing on Form 10-Q dated May 6,
                                      2008.







                               GASCO ENERGY, INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                                                                           Three Months Ended
                                                                                March 31,
                                                                    ---------------------------------
                                                                        2008                    2007
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss                                                         $(4,410,117)          $ (176,174)
  Adjustment to reconcile net loss to net cash provided by
     operating activities
     Depletion, depreciation, amortization and impairment expense     2,426,412            2,314,603
     Accretion of asset retirement obligation                            23,390               21,515
     Stock-based compensation                                           721,260              957,344
     Unrealized derivative loss                                       5,933,182                    -
    Amortization of deferred rent                                       (3,755)              (4,932)
    Amortization of deferred financing costs                            129,558              129,558
     Changes in operating assets and liabilities:
        Accounts receivable                                             235,918            2,891,823
      Inventory                                                     (1,268,003)            (820,478)
      Prepaid expenses                                                  107,931              149,528
        Accounts payable                                            (1,269,339)          (2,454,844)
      Revenue payable                                                 1,379,604            (164,665)
      Advances from joint interest owners                             1,052,696          (1,773,078)
      Accrued interest                                                  916,500              893,751
        Accrued expenses                                               (96,000)            (249,265)
                                                                       --------            ---------
                Net cash provided by operating activities             5,879,237            1,714,686
                                                                      ---------            ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Cash paid for furniture, fixtures and other                          (10,473)              (8,239)
  Cash paid for acquisitions, development and exploration           (8,336,355)         (26,085,541)
  Proceeds from sale of short-term investments                                -            6,000,000
                                                                    -----------         ------------
               Net cash used in investing activities                (8,346,828)         (20,093,780)
                                                                    -----------         ------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Borrowings under line of credit                                    12,000,000           12,000,000
  Repayment of borrowings                                           (9,000,000)                    -
  Exercise of options to purchase common stock                           36,498                    -
                                                                    -----------          -----------
   Net cash provided by financing activities                           3,036,498           12,000,000
                                                                    -----------          -----------
NET INCREASE (DECREASE) IN CASH AND CASH
    EQUIVALENTS                                                         568,907          (6,379,094)
CASH AND CASH EQUIVALENTS:
    BEGINNING OF PERIOD                                               1,843,425           12,876,879
                                                                      ---------           ----------
    END OF PERIOD                                                    $2,412,332           $6,497,785
                                                                     ==========           ==========


             The notes accompanying the financial statements are an
           integral part of the consolidated financial statements and can be found in Gasco's filing on Form 10-Q dated May 6,
                                     2008.




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